Exhibit 99.1

FROM:	Porter, Le Vay & Rose, Inc.
Michael J. Porter, President
212-564-4700

COMPANY	John Aglialoro
CONTACT:	Chairman & CEO
508-533-4300

FOR IMMEDIATE RELEASE

CYBEX INTERNATIONAL, INC. ANNOUNCES STEEL SURCHARGE

MEDWAY, MA, March 5, 2004 - Cybex International, Inc. (AMEX: CYB), a leading exercise equipment manufacturer, today announced effective April 1, 2004, a steel surcharge equal to 3-6 % of the Manufacturers Suggested Retail Price (MSRP). The exact surcharge to be levied will vary from product to product, depending on the amount of steel necessary to manufacture. Edward Kurzontkowski, Senior Vice President of Manufacturing said “We buy raw sheet steel, employ a highly skilled workforce in our plants in Minnesota and Massachusetts, and then manufacture our own product designs from scratch. Unfortunately, the explosive increase in steel prices has necessitated this surcharge in order to continue manufacturing the optimal equipment that distinguishes Cybex products from the rest of the industry.”

John Aglialoro, Chairman and Chief Executive Officer, stated: “We have seen some spotty inflationary pressure, not only from our steel vendors, but also from some other suppliers. The ultimate success of Cybex depends upon our ability to achieve the manufacturing margins needed to fund growing operations as well as to produce a profit for our shareholders. Unfortunately, global tariff warfare has created continuing price disruptions . . . often either too low for steel producers to prosper, or too high for rational customer pricing by companies like Cybex. Here again, national governments at the expense of the consumer are creating distressing economic imbalances not a free marketplace.”

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As previously announced, later this month the Company will be exhibiting a new generation of exercise bikes and a new Total Body ArcTrainer. The venue will be the industry’s major annual trade event, the International Health and Racquet Sports Association (IHRSA) show in Las Vegas.

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. Cybex designs and engineers each of its products and programs to reflect the natural movement of the human body, allowing for variation in training and assisting each unique user – from the professional athlete to the rehabilitation patient – to improve his/her daily human performance. For more information on Cybex and its product line, please visit the Company’s web site at www.cybexinternational.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the ability of the Company to comply with the terms of its credit facility and to refinance such credit facility, and uncertainties relating to the implementation of the restructuring plan. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K, its Reports on Form 10-Q, and its proxy statement dated April 22, 2003.

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